Exhibit 4.54

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 10, 2008 (this “Agreement”), among Trintech Group plc, an Irish corporation (“Parent”), Trintech, Inc., a California corporation and a wholly owned subsidiary of Parent, Sparta Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Trintech, Inc. (“Merger Sub”), Movaris, Inc., a California corporation (the “Company”), and Shareholder Representative Services, LLC, as Shareholders’ Representative.

W I T N E S S E T H

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California Corporations Code (the “CCC”), Trintech, Inc. and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the shareholders of the Company (the “Company Shareholders”) approve and adopt this Agreement and the Merger;

WHEREAS, the Boards of Directors of each of Parent, Trintech, Inc. and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and Trintech, Inc. and fair to, and in the best interests of, Parent, Trintech, Inc., Merger Sub and their respective shareholders and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;

WHEREAS, certain Company Shareholders own such number of shares of Series A-1 Preferred Stock of the Company (“Series A-1 Stock”), Series A-2 Preferred Stock of the Company (“Series A-2 Stock”), Series B-1 Preferred Stock of the Company (“Series B-1 Stock”), Series C-1 Preferred Stock of the Company (“Series C-1 Stock,” and together with the Series A-1 Stock, Series A-2 Stock and Series B-1 Stock, the “Preferred Stock”), and common stock of the Company (the “Common Stock” and together with the Preferred Stock, the “Company Stock”), as is set forth opposite such Company Shareholder’s name on Exhibit A (such Company Shareholders being referred to herein as the “Principal Company Shareholders”);

WHEREAS, within two business days after the execution and delivery of this Agreement, the Principal Company Shareholders holding sufficient Company Stock to approve and adopt this Agreement and approve the Merger will execute a written consent approving and adopting this Agreement and approving the Merger; and

WHEREAS, a portion of the cash otherwise payable by Trintech, Inc. to the Company Shareholders in connection with the Merger shall be placed in escrow by Trintech, Inc., the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined in Section 2.2.2).

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NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Trintech, Inc., Merger Sub, the Company and the Shareholders’ Representative hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the CCC, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Trintech, Inc.

1.2 Effective Time; Closing. As promptly as practicable, but in any event within two business days, following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article III (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by (i) filing an agreement of merger (the “Certificate of Merger”) with the Secretary of State of the State of California in such form as is required by, and executed in accordance with, the relevant provisions of the CCC and (ii) making all other filings and recordings required under the CCC. The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) shall take place at the offices of Scheef & Stone, L.L.P., 5956 Sherry Lane, Suite 1400, Dallas, TX 75225 (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

1.3 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws of the Surviving Corporation.

1.4.1 At the Effective Time, the Articles of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Articles of Incorporation attached hereto as Exhibit B, pursuant to which, among other things, Section 1 of the Articles of Incorporation of Merger Sub shall be amended read as follows: “The name of this corporation is Movaris, Inc.”

1.4.2 At the Effective Time, the Bylaws of the Company as the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Movaris, Inc.

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1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

2.1 Merger Consideration.

2.1.1 At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Trintech, Inc., Merger Sub, the Company or the holders of any of the following securities:

(a) each share of the Company’s Series C-1 Stock issued and outstanding, if any, as of the Effective Time (other than Dissenting Shares (as defined in Section 2.4)) shall, by virtue of the Merger and without any action on the part of the holders of Series C-1 Stock, be cancelled and terminated and converted into the right to receive an amount of cash equal to the Series C-1 Per Share Consideration (as defined in Section 2.1.2 below);

(b) each share of the Company’s Series B-1 Stock issued and outstanding, if any, as of the Effective Time (other than Dissenting Shares (as defined in Section 2.4)) shall, by virtue of the Merger and without any action on the part of the holders of Series B-1 Stock, be cancelled and terminated and converted into the right to receive an amount cash equal to the Series B-1 Per Share Consideration (as defined in Section 2.1.2) below);

(c) each share of the Company’s Common Stock, Series A-1 Stock, and Series A-2 Stock issued and outstanding, if any, as of the Effective Time (other than Dissenting Shares (as defined in Section 2.4)) shall, by virtue of the Merger and without any action on the part of the holders of such Common Stock, Series A-1 Stock, and Series A-2 Stock, be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto;

(d) each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(e) each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. The stock certificates evidencing shares of Common Stock of Merger Sub shall thereafter evidence ownership of the outstanding shares of Common Stock of the Surviving Corporation.

(f) Attached hereto as Schedule 2.1.1(f) is a schedule reflecting the percentage of Aggregate Merger Consideration (the “Aggregate Merger Consideration Spreadsheet”) allocated to each holder of the Company Stock (as of the date hereof in the

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Company’s transfer books) determined in accordance with the terms hereof as if the Effective Time were the date hereof. The Company shall deliver to Trintech, Inc. at Closing a revised Schedule 2.1.1(f) that will take into account allocation of the Cash Consideration, and which may include payments to persons other than the Senior Preferred Shareholders.

2.1.2 As used in this Agreement, the following terms have the following meanings:

(a) “Aggregate Merger Consideration” means the sum of (A) Total Series B-1 Consideration and (B) Total Series C-1 Consideration.

(b) “Additional Cash Consideration” means in the event that the closing price of one ADR does not equal or exceed $6.00 for at least ten consecutive days in the period commencing with the six month anniversary of the Closing Date and ending on December 31, 2009 (the “Protective Period”), then:

(i) if (A) the total revenue of the Company during the first three full calendar months following the Closing Date exceeds $2,300,000.00 or earnings before interest, taxes, depreciation and amortization, all determined in accordance with GAAP (“EBITDA”) during the same period exceeds $100,000.00 and (B) the Company’s non-recurring new license revenue during the next three full calendar months exceeds $1,400,000.00 or EBITDA during the same period exceeds $300,000.00; then the “Additional Cash Consideration” shall be the cash amount equal to the positive result, if any, of (x) $6.00 minus (y) the Calculation Price, multiplied by 1,250,000. If, between the date of this Agreement and December 31, 2009, the outstanding shares of Trintech Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the $6.00 price and number of shares shall be appropriately adjusted.

(ii) if (A) the total revenue of the Company during the first three full calendar months following the Closing Date exceeds $2,300,000.00 or EBITDA during the same period exceeds $100,000.00 and (B) the Company’s non-recurring new license revenue during the next three full calendar months exceeds $1,250,000.00 but is less than or equal to $1,400,000.00 or EBITDA during the same period exceeds $200,000.00 but is less than or equal to $300,000.00; then the “Additional Cash Consideration” shall be the cash amount equal to the positive result, if any, of (x) $5.25 minus (y) the Calculation Price, multiplied by 1,250,000. If, between the date of this Agreement and December 31, 2009, the outstanding shares of Trintech Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the $5.25 price and number of shares shall be appropriately adjusted.

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(iii) If the Company does not achieve all the thresholds set out in either (i) or (ii) above, the Additional Cash Consideration shall be zero.

(c) “Additional Escrow Amount” means $3,125,000.

(d) “ADR” means an American Depository Receipt representing two shares of Trintech Stock on the NASDAQ National Market System.

(e) “Base Escrow Amount” means $1,000,000.00.

(f) “Calculation Price” shall be calculated by (i) determining the ten-consecutive-trading-day period during the Protective Period in which the average closing price of one ADR was highest, (ii) eliminating the days within such ten-consecutive-trading-day period in which the two highest and two lowest closing prices per share occurred, and (iii) taking the average of the closing prices on the six remaining days.

(g) “Cash Consideration” means the amount equal to (A) $5,000,000, plus (B) the Cash Surplus, if any, minus (C) Base Escrow Amount, minus (D) the Shareholders’ Representative Escrow Amount, minus (E) the Management Carve-Out, minus (F) Third Party Transaction Expenses, minus (G) the Cash Deficit, if any.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Dissenting Share Payments” means (i) all payments that Parent, Merger Sub or Trintech, Inc. make in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (ii) reasonable attorneys’ fees and all other costs and expenses incurred by Parent, Merger Sub, Trintech, Inc. or Surviving Corporation in respect of any Dissenting Shares (excluding payments for such Dissenting Shares in the amount contemplated in this Agreement).

(j) “Election Notice” means a notice delivered by a Senior Preferred Shareholder to Parent and to the Escrow Agent, notifying them of such Senior Preferred Shareholder’s election to utilize its pro rata share of the Additional Escrow Amount to purchase shares of Trintech Stock.

(k) “Escrow Amount” means the sum of the Base Escrow Amount and the Additional Escrow Amount.

(l) “Escrow Consideration” means the amount to be distributed, if any, pursuant to Section 2.2.2 hereof and the Escrow Agreement.

(m) “GAAP” means United States Generally Accepted Accounting Principles for the Company consistent with the Company’s past practices without consideration of purchase accounting.

(n) “Indirect Damages” means indirect, incidental, special, punitive, consequential or other monetary damages that are not direct damages.

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(o) “knowledge” means with respect to Company, the actual knowledge of Eric Keller, Joe Nicholson, Glenn Haertel, Sean McGraw or Lincoln Towse; and with respect to Parent, Trintech, Inc. and Merger Sub, the actual knowledge of Paul Byrne, David Taylor or David Colf.

(p) “Management Carve-Out” means up to $1,600,000.

(q) “Material Adverse Effect” means:

(1) With respect to the Company, any event, change, violation, inaccuracy, circumstance or effect that is materially adverse to the financial condition, assets, liabilities or results of operations of the Company, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic, regulatory, political or business conditions, (ii) any changes or events affecting the industry in which the Company operates, (iii) any matter otherwise known to Trintech, Inc. on or prior to the date of this Agreement, (iv) any matters resulting from or arising in connection with this Agreement or the transactions contemplated by this Agreement or the announcement hereof including, without limitation, the failure to meet revenue or earnings forecasts, (v) any fees or expenses payable as a result of the performance of the transactions contemplated by this Agreement, (vi) any matter disclosed on the Company Disclosure Schedule, or (vii) any violations or other matters arising from changes in applicable law or GAAP; and

(2) With respect to Trintech, Inc. or Parent, as applicable, any event, change, violation, inaccuracy, circumstance or effect that is materially adverse to the financial condition, assets, liabilities or results of operations of Trintech, Inc. or Parent, as applicable, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic, regulatory, political or business conditions, (ii) any changes or events affecting the industry in which Trintech, Inc. or Parent, as applicable, operates, (iii) any matter otherwise known to the Company on or prior to the date of this Agreement, (iv) any matters resulting from or arising in connection with this Agreement or the transactions contemplated by this Agreement or the announcement hereof including, without limitation, the failure to meet revenue or earnings forecasts, (v) any fees or expenses payable as a result of the performance of the transactions contemplated by this Agreement, (vi) any matter disclosed on the Trintech Disclosure Schedule, or (vii) any violations or other matters arising from changes in applicable law or GAAP.

For the avoidance of doubt, solely for purposes of this definition an event, change, violation, inaccuracy, circumstance or effect that involves an adverse change to the financial condition, assets, liabilities or results of operations of the Company, Trintech, Inc. or Parent, as the case may be, of less than $300,000 shall not be considered material.

(r) “Measured Assets” means the sum, all determined in accordance with GAAP (without duplication), of the Company’s Closing Date: (A) cash; (B) net accounts receivable; (C) prepaid expenses; and (D) other current assets.

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(s) “Measured Liabilities” means the sum, all determined in accordance with GAAP (without duplication), of the Company’s Closing Date: (A) accounts payable; (B) accrued liabilities; (C) other current liabilities; (D) accrued payroll; (E) deferred maintenance; (F) deferred revenue; (G) debt (including without limitation the balance, if any, owed on the Company’s bank line of credit with Comerica Bank); and (H) any capitalized or unpaid severance costs at the Closing Date related to the reduction in Company staff to be implemented by the Company prior to the Closing Date.

(t) “Senior Preferred Shareholder” means each Company Shareholder who owns Series B-1 Stock and/or Series C-1 Stock immediately prior to the Effective Time.

(u) “Series B-1 Per Share Consideration” means (A) the Total Series B-1 Consideration over (B) the total number of shares of Series B-1 Stock outstanding immediately prior to the Effective Time.

(v) “Series C-1 Per Share Consideration” means (A) the Total Series C-1 Consideration over (B) the total number of shares of Series C-1 Stock outstanding immediately prior to the Effective Time.

(w) “Shareholders’ Representative Escrow Amount” means an amount equal to $50,000.

(x) “Third Party Transaction Expenses” means all expenses of investment bankers and legal counsel incurred by the Company in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(y) “Total Liquidation Amount” means the amount equal to (A) the number of shares of Series B-1 Stock outstanding immediately prior to the Effective Time multiplied by the sum of $0.7989931 plus an amount equal to any declared but unpaid dividends on one share of Series B-1 Stock, plus (B) the number of shares of Series C-1 Stock outstanding immediately prior to the Effective Time multiplied by the sum of $0.96 plus an amount equal to any declared but unpaid dividends on one share of Series C-1 Stock.

(z) “Total Series B-1 Liquidation Ratio” means the ratio of (A) the total number of shares of Series B-1 Stock outstanding immediately prior to the Effective Time multiplied by the sum of $0.7989931 plus an amount equal to any declared but unpaid dividends on one share of Series B-1 Stock, over (B) the Total Liquidation Amount.

(aa) “Total Series B-1 Consideration” means the consideration made up of the following amounts: (A) the Total Series B-1 Liquidation Ratio multiplied by the Cash Consideration, plus (B) the Total Series B-1 Liquidation Ratio multiplied by the Additional Cash Consideration, if any, plus (C) the Total Series B-1 Liquidation Ratio multiplied by the Escrow Consideration, if any.

(bb) “Total Series C-1 Liquidation Ratio” means the ratio of (A) the total number of shares of Series C-1 Stock outstanding immediately prior to the Effective Time multiplied by the sum of $0.96 plus an amount equal to any declared but unpaid dividends on one share of Series C-1 Stock, over (B) the Total Liquidation Amount.

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(cc) “Total Series C-1 Consideration” means the consideration made up of the following amounts: (A) the Total Series C-1 Liquidation Ratio multiplied by the Cash Consideration, plus (B) the Total Series C-1 Liquidation Ratio multiplied by the Additional Cash Consideration, if any, plus (C) the Total Series C-1 Liquidation Ratio multiplied by the Escrow Consideration, if any.

(dd) “Trintech Stock” means ordinary shares of Trintech Group plc.

2.2 Exchange of Certificates.

2.2.1 Exchange Procedures. Trintech, Inc. shall act as exchange agent in effecting the exchange of the Aggregate Merger Consideration for certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (“Company Share Certificates”) and were converted into the right to receive the applicable amount of Aggregate Merger Consideration pursuant to Section 2.1.1.

Upon surrender of (i) a Company Share Certificate for cancellation to Trintech, Inc., together with and (ii) a properly executed letter of transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”), duly completed and validly executed (such Company Share Certificate and Letter of Transmittal together are referred to herein as the “Shareholder Deliverables”), the holder of such Company Share Certificate shall be entitled to receive in exchange therefor, and Trintech, Inc. shall pay to such holder in the manner set forth below, the amount of the Aggregate Merger Consideration into which the shares formerly represented by such Company Share Certificate shall have been converted pursuant to the terms of this Agreement, and the Company Shares Certificate(s) so surrendered shall forthwith be cancelled.

All consideration paid upon the surrender for exchange of Company Share Certificates in accordance with, and subject to, the terms of this Section 2.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock previously represented by such Company Share Certificates, and at the Effective Time the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, Company Share Certificates are presented to the Surviving Corporation or Trintech, Inc. for any reason, they shall be cancelled and exchanged as provided in this Section 2.2. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable cash amount may be issued to a person other than the person in whose name the Company Share Certificate so surrendered is registered if the Company Share Certificate representing such shares of Company Stock is presented to Trintech, Inc., accompanied by all documents required to evidence and effect such transfer and evidence that (i) the shares are transferable and (ii) any applicable stock transfer taxes have been paid.

Until surrendered as contemplated by this Article II, each Company Share Certificate shall, subject to dissenters’ rights under the CCC and Section 2.4, be deemed at any

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time after the Effective Time to represent only the right to receive upon surrender the applicable consideration amount with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to Section 2.1. If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed, Trintech, Inc. shall issue in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable consideration amount to which such person is entitled pursuant to the provisions of this Agreement.

2.2.2 Escrow Fund.

(a) Deposit of Escrow Amount. Prior to or simultaneously with the Closing, the Shareholders’ Representative and Trintech, Inc. shall enter into an escrow agreement (the “Escrow Agreement”) with an escrow agent selected by Trintech, Inc. and reasonably acceptable to the Shareholders’ Representative (the “Escrow Agent”) substantially in the form of Exhibit D hereto. Pursuant to the terms of the Escrow Agreement, Trintech, Inc. shall deposit cash in an amount equal to the sum of the Base Escrow Amount, the Additional Escrow Amount and the Shareholders’ Representative Escrow Amount into an escrow account, which account is to be managed by the Escrow Agent (the “Escrow Account”). Any cash and all interest and other amounts earned thereon are referred to herein as the “Escrow Fund.” Distributions of any cash from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement, this Section 2.2.2(a), and Section 2.2.2 (b) below. Consistent with Proposed Treasury Regulation Section 1.468B-8, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund or any portion thereof in any tax year shall be reported as allocated to Trintech, Inc. until the distribution of the Escrow Fund (or portion thereof) is determined and thereafter to Trintech, Inc. and the Company Shareholders in accordance with their respective interests in the Escrow Fund consistent with Proposed Treasury Regulation Section 1.468B-8. The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the applicable cash amount in escrow and the appointment of the Shareholders’ Representative.

(b) Release of Escrow Amount.

(i) Interim Release of Base Escrow. On the one-year anniversary of the Closing Date (the “Interim Escrow Expiration Date”), the Escrow Agent shall distribute to the Senior Preferred Shareholders from the Escrow Account, in accordance with Schedule 2.2.2(b), an amount equal to $500,000 (the “Initial Base Escrow Distribution”); provided, however, if the aggregate dollar amount of claims for Indemnifiable Damages made by Trintech Parties in accordance with this Agreement and the Escrow Agreement through the Interim Escrow Expiration Date (the “Interim Aggregate Claims”) is over $500,000, then the Initial Base Escrow Distribution shall be decreased, dollar for dollar, by the amount by which such Interim Aggregate Claims exceed $500,000. For purposes of clarification, if the amount of Interim Aggregate Claims above $500,000 exceeds the Initial Base Escrow Distribution, none of the Base Escrow Amount shall be distributed on the Interim Escrow Expiration Date.

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(ii) Final Release of Base Escrow. On the 18-month anniversary of the Closing Date (the “Final Escrow Expiration Date”), the Escrow Agent shall distribute to the Senior Preferred Shareholders from the Escrow Account, in accordance with Schedule 2.2.2(b), an amount equal to the Base Escrow Amount then remaining in the Escrow Account, plus interest accrued thereon, minus an amount, if any, equal to the aggregate dollar amount of unresolved claims for Indemnifiable Damages made by the Trintech Parties in accordance with this Agreement and the Escrow Agreement through the Final Escrow Expiration Date.

(iii) Release of Additional Escrow. If the Escrow Agent receives an Election Notice from a Senior Preferred Shareholder (an “Electing Senior Preferred Shareholder”) on or before the close of business on the 15th calendar day following the Closing Date (or on or before the close of business on the next calendar day that is not a Saturday, Sunday or federal holiday, if such 15th day falls on a Saturday, Sunday or federal holiday), the Escrow Agent shall, upon satisfaction of the applicable conditions in the Escrow Agreement, remit to Parent from the Escrow Account an amount equal to such Electing Senior Preferred Shareholder’s pro rata share (as determined pursuant to Schedule 2.2.2(b)) of the Additional Escrow Amount. On the Interim Escrow Expiration Date the Escrow Agent shall distribute from the Escrow Account to each Senior Preferred Shareholder that did not timely submit an Election Notice, such non-Electing Senior Preferred Shareholder’s proportionate share, as determined in accordance with Schedule 2.2.2(b), of the Additional Escrow Amount remaining in the Escrow Account (including interest accrued thereon); provided, however, that if at the Interim Escrow Expiration Date the Trintech Parties have submitted one or more Interim Aggregate Claims arising out of Sections 7.1.5(b) or 7.1.5(c) that could reasonably be expected to require payment of some or all of the Additional Escrow Amount to one or more of the Trintech Parties, then the amount of the Additional Escrow Amount released on the Interim Escrow Expiration Date shall be decreased by an amount equal to the product of the amount of such Interim Aggregate Claim that could reasonably be expected to be paid from the Additional Escrow Amount, multiplied by the Non-Elected Percentage. The term “Non-Elected Percentage” means the fraction, expressed as a percentage, equal to (a) the dollar amount of the Additional Escrow Amount remaining immediately after all distributions to the Electing Senior Preferred Shareholders discussed above, over (b) the dollar amount of the full initial balance of the Additional Escrow Amount. For purposes of clarification, if the amount of the Non-Elected Percentage of Interim Aggregate Claims that could reasonably be expected to require payment of some or all of the Additional Escrow Amount to one or more of the Trintech Parties exceeds the balance in the Escrow Account attributable to the Additional Escrow Amount, none of the Additional Escrow Amount shall be distributed on the Interim Escrow Expiration Date.

2.3 Company Stock Options; Company Warrants.

2.3.1 Pursuant to Section 8(b) of the Company’s 2001 Stock Plan, all outstanding options issued pursuant to such plan (the “Company Options”) shall become fully vested and exercisable contingent on and immediately prior to the Effective Time and shall be cancelled in their entirety as of the Effective Time.

2.3.2 The Company shall cause each unexercised and outstanding warrant to purchase shares of the Company’s capital stock (the “Company Warrants”) to be cancelled and extinguished as of the Effective Time.

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2.4 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by Company Shareholders who have exercised and perfected dissenters’ rights for such shares of Company Stock in accordance with the CCC (the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable consideration amount. Such Company Shareholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the CCC, unless and until such Company Shareholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the CCC. All Dissenting Shares held by Company Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the CCC shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable consideration amount, without any interest thereon, upon the surrender, in the manner provided in Section 2.2 (including the provision for the Escrow Fund pursuant to Section 2.2.2), of the corresponding Company Share Certificate.

2.5 Initial Payment of Merger Consideration. At the Effective Time, Trintech, Inc. shall make the following disbursements, in each case in accordance with the final Aggregate Merger Consideration Spreadsheet delivered pursuant to Section 2.1.1(f):

2.5.1 Trintech, Inc. shall disburse to each Senior Preferred Shareholder such Senior Preferred Shareholder’s portion of the Cash Consideration; provided that prior to any such disbursement to any Senior Preferred Shareholder, such Senior Preferred Shareholder shall have delivered to Trintech, Inc. the Shareholder Deliverables.

2.5.2 Trintech, Inc. shall disburse to the Escrow Agent the Escrow Amount and the Shareholders’ Representative Escrow Amount. The Shareholders’ Representative Escrow Amount (and earnings thereon) may be applied as the Shareholders’ Representative, in his, her or its, as the case may be, sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Shareholders’ Representative incurred in connection with the transactions contemplated by this Agreement or the Escrow Agreement. The balance of the Shareholders’ Representative Escrow Amount held pursuant to this Section, if any, and any income earned thereon, shall be distributed to the Senior Preferred Shareholders who are entitled to receive the Aggregate Merger Consideration concurrently with, and as part of, any then remaining distribution from the Escrow Account. Notwithstanding the foregoing, the Shareholders’ Representative Escrow Amount shall only be so distributed when the Shareholders’ Representative determines, in his, her or its, as the case may be, sole discretion, that such distribution is appropriate. Trintech, Inc. and the Surviving Corporation shall have no liability or responsibility to the Company Shareholders with respect to the Shareholders’ Representative Escrow Amount or the actions and responsibilities of the Shareholders’ Representative contemplated by this Section.

2.5.3 Trintech, Inc. shall disburse to the entities indicated on the Aggregate Merger Consideration Spreadsheet amounts equal to their portion of the Transaction Expenses, and shall make such other disbursements as are specified on the Aggregate Merger Consideration Spreadsheet.

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2.6 Additional Cash Consideration. No later than January 31, 2010, Trintech, Inc. shall disburse to each Senior Preferred Shareholder that has delivered the Shareholder Deliverables such Senior Preferred Shareholder’s portion of the Additional Cash Consideration, if any, pursuant to Section 2.1.2(b). For a period of 60 days after such disbursement the Shareholders’ Representative shall have the right at any time during the Company’s normal business hours, upon two business days prior written notice, to examine such books and records of the Company as are necessary to verify the amount of Additional Cash Consideration disbursed to one or more of the Senior Preferred Shareholders.

2.7 Excess/Shortfall Net Liabilities.

2.7.1 Adjustment of Cash Consideration. The Cash Consideration shall be subject to adjustment based on the amount of the Measured Assets and Measured Liabilities on the Closing Date. Not less than two business days prior to Closing, the Company shall determine and deliver to Trintech, Inc. a spreadsheet that calculates Measured Assets minus the Measured Liabilities (the “Excess/Shortfall Net Liabilities”) as estimated as of the Closing Date. If the Excess/Shortfall Net Liabilities is greater than negative $235,000, then the Cash Consideration shall be increased, dollar for dollar, by the amount by which the Excess/Shortfall Net Liabilities exceeds negative $235,000 (the “Cash Surplus”) as provided in Section 2.1.2(c). If the Excess/Shortfall Net Liabilities is less than negative $235,000, then the Cash Consideration shall be decreased, dollar for dollar, by the amount by which the Excess/Shortfall Net Liabilities is below negative $235,000 (the “Cash Deficit”) as provided in Section 2.1.2(c). By way of example, assuming the Measured Liabilities and Measured Assets set forth below, the Cash Consideration shall be increased or decreased as shown below:

Measured Assets	Measured Liabilities	Cash Consideration
$4,400,000	$4,535,000	increased by $ 100,000
$4,200,000	$4,535,000	decreased by $ 100,000
$4,600,000	$4,535,000	increased by $ 300,000

2.7.2 Determination of Measured Assets and Measured Liabilities. After Closing, Trintech, Inc. shall have 60 days to notify the Shareholders’ Representative if it does not agree with the calculation of the Measured Assets or Measured Liabilities or both, which notice (an “Error Notice”) shall include a detailed explanation of the basis for such disagreement, with supporting documentation to the extent available, and shall indicate the correct Measured Assets, Measured Liabilities or both (as applicable) in the opinion of Trintech, Inc. If Trintech, Inc. fails to deliver an Error Notice to Shareholder’ Representative within such 60-day period, the calculation made by the Company prior to Closing shall be conclusively deemed to be accurate. If Shareholders’ Representative receives an Error Notice, the Shareholders’ Representative shall have 30 days to reply to the Error Notice (the “Reply Notice”). If Shareholders’ Representative notifies Trintech, Inc. that he or she, as the case may be, agrees with the calculation, or if Shareholders’ Representative fails to deliver a Reply Notice to Trintech, Inc. within such 30-day period, the calculation made by Trintech, Inc. shall be conclusively deemed to be accurate.

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If Shareholders’ Representative provides Trintech, Inc. a timely Reply Notice, then no later than 15 days after delivery of the Reply Notice Trintech, Inc. shall notify the Shareholders’ Representative of any dispute it may have regarding the information in the Reply Notice. If Trintech, Inc. so notifies the Shareholders’ Representative, Trintech, Inc. and the Shareholders’ Representative shall attempt in good faith to resolve the dispute as promptly as is reasonably practicable. If Trintech, Inc. shall fail to notify the Shareholders’ Representative within such period of any such dispute, then the Reply Notice shall be conclusively deemed to be accurate.

If the parties are unable to resolve any disputed items within 60 days after receipt by Trintech, Inc. of the Reply Notice, the Shareholders’ Representative and Trintech, Inc. shall promptly engage and instruct an independent certified public accountant who does not provide audit or accounting services to Trintech, Inc. or the Company and is reasonably acceptable to the parties (the “CPA”) to resolve the disputed items. The decision of the CPA shall be binding upon the parties, and the fees and expenses of the CPA shall be borne one-half by the Senior Preferred Shareholders (collectively) and one-half by Trintech, Inc.

If the result of the adjustment pursuant to this Section 2.7.2 is a decrease in the Cash Consideration, then each Senior Preferred Shareholder shall be severally and not jointly obligated to repay to Trintech, Inc. in cash its pro rata share of such decrease, with such obligation allocated among the Senior Preferred Shareholders in accordance with the Schedule of Shareholders attached as Schedule 2.7, within 10 days after the adjustments have been agreed to by the parties or resolved by the CPA. Should one or more Senior Preferred Shareholders fail or refuse to make such payment, Trintech, Inc. shall be entitled (a) to bring a claim against the applicable Senior Preferred Shareholder(s) for the amount owed, or (b) by written notice to the Shareholders’ Representative, to receive payment of the amount of the adjustment from the Base Escrow Amount included in the Escrow Fund.

ARTICLE III

CLOSING CONDITIONS; PRE-CLOSING COVENANTS

3.1 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent, Trintech, Inc. and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (where permissible) of the following conditions as of the Closing Date:

3.1.1 Shareholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company in accordance with the CCC and the Company’s Articles of Incorporation and Bylaws;

3.1.2 No Order. No governmental entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

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3.1.3 Escrow Agreement. Trintech, Inc., Shareholders’ Representative and the Escrow Agent shall have entered into the Escrow Agreement.

3.2 Conditions to the Obligations of Parent, Trintech, Inc. and Merger Sub. The obligations of Parent, Trintech, Inc. and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (where permissible) of the following conditions as of the Closing Date:

3.2.1 The representations and warranties of the Company set forth in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date as though then made except (i) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date (subject to the following clauses (ii) and (iii)), (ii) for changes contemplated by this Agreement, and (iii) where failure to be so true and correct would not have a Material Adverse Effect (provided, however, that nothing in this Section 3.2.1 shall relieve any party of any obligations pursuant to the representations, warranties or indemnification provisions contained in this Agreement);

3.2.2 The Company shall have performed and complied in all material respects with all of the material covenants and agreements required to be performed or complied with by it by this Agreement on or prior to the Closing;

3.2.3 Trintech, Inc. shall have received a certificate executed by the Secretary of the Company attaching and certifying the true and correct copies of the Company’s current Articles of Incorporation and Bylaws and copies of the resolutions of the Company’s Board of Directors and the Company Shareholders approving and adopting this Agreement and the transactions relating hereto;

3.2.4 Trintech, Inc. shall have received an opinion of counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Trintech, Inc., containing the opinions set out on Exhibit E to this Agreement;

3.2.5 No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the material transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Trintech, Inc. to complete the Merger, and no judgment, decree, injunction, order or ruling shall have been entered that has any of the foregoing effects;

3.2.6 Consummation of the transactions contemplated hereunder shall not subject Parent, Trintech, Inc., Merger Sub or the Surviving Corporation to a Material Adverse Effect under or pursuant to any applicable law or governmental regulation; and

3.2.7 The Company shall have provided Parent, Trintech, Inc. and Merger Sub with evidence of the termination of that certain Fourth Amended and Restated Investors’ Rights Agreement, dated July 21, 2006.

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3.2.8 The Company shall have entered into employment agreements, in form and substance reasonably satisfactory to Trintech, Inc., with (i) all of the Company employees identified as “Group A” on Exhibit F, and (ii) at least four of the Company employees identified as “Group B” on Exhibit F.

Any condition specified in this Section 3.2 may be waived by Parent, Trintech, Inc. or Merger Sub; provided that no such waiver shall be effective against Parent, Trintech, Inc. or Merger Sub unless it is set forth in a writing executed by Parent and Trintech, Inc.

3.3 Conditions to the Company’s Obligation. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (where permissible) of the following conditions as of the Closing Date:

3.3.1 The representations and warranties of Trintech, Inc. set forth in Article V shall be true and correct in all material respects at and as of the Closing Date as though then made except (i) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date (subject to the following clauses (ii) and (iii)), (ii) for changes contemplated by this Agreement, and (iii) where failure to be so true and correct would not have a Material Adverse Effect (provided, however, that nothing in this Section 3.3.1 shall relieve any party of any obligations pursuant to the representations, warranties or indemnification provisions contained in this Agreement);

3.3.2 The Company shall have received an opinion of counsel to Trintech, Inc., dated the Closing Date, in form and substance reasonably satisfactory to the Company, containing the opinions set out on Exhibit G to this Agreement;

3.3.3 Trintech, Inc. and Merger Sub shall have performed and complied in all material respects with all of the material covenants and agreements required to be performed or complied with by them under this Agreement on or prior to the Closing; and

3.3.4 No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the material transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Company Shareholders to retain the Cash Consideration, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

3.3.5 The Company shall have received a certificate immediately prior to the date of execution of this Agreement, and another certificate dated as of the Closing Date, in each case signed by a senior executive officer of Trintech, Inc. and either identifying all breaches of representations or warranties made by the Company in this Agreement of which Trintech, Inc. then has knowledge, or stating that Trintech, Inc. has no knowledge of any such breaches of representations or warranties made by the Company in this Agreement.

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Any condition specified in this Section 3.3 may be waived by the Company; provided that no such waiver shall be effective against the Company unless it is set forth in a writing executed by the Company.

3.4 Affirmative Covenants of the Company. Prior to the Closing, unless Trintech, Inc. otherwise agrees in writing and except as contemplated by this Agreement, the Company shall:

3.4.1 Maintain the books, accounts and records of the Company in accordance with past custom and practice as used in the preparation of the Financial Statements (defined in Section 4.4 below);

3.4.2 Use commercially reasonable efforts to encourage all employees listed on Schedule 3.4.2 (the “Designated Employees”) to remain with the Company after the Closing Date;

3.4.3 Promptly inform Trintech, Inc. in writing of any material variances from the representations and warranties contained in Article IV hereof or any breach of any covenant hereunder by the Company;

3.4.4 Cooperate with Trintech, Inc. and use reasonable commercial efforts to cause the conditions to Trintech, Inc.’s obligation to close to be satisfied, including, without limitation, (a) the execution and delivery of all agreements contemplated hereunder to be so executed and delivered, and (b) the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations; and

3.4.5 At all times prior to the Closing, use commercially reasonable efforts to: (i) conduct its operations in the ordinary course of business consistent with past practices; (ii) keep and maintain the assets of the Company in good condition, repair and working order; (iii) preserve intact the present customers of the Company; (iv) ensure that its Measured Liabilities do not exceed it Measured Assets by more than $235,000.00; (v) retain the services of the Company’s employees, agents and consultants on terms and conditions no less favorable to the Company than those existing prior to the date hereof; and (vi) conduct its business activities in a manner generally consistent with the terms and provisions of that certain letter from Parent to the Company dated December 6, 2007.

3.5 Negative Covenants of the Company. Prior to the Closing, unless Trintech, Inc. otherwise agrees in writing and except as contemplated by this Agreement, the Company shall not:

3.5.1 Take any action that would require disclosure under Section 4.17;

3.5.2 Make any loans to, or enter into any transaction with, any officer, director, Company Shareholder or affiliate of the Company or make or grant any increase in any employee’s or officer’s compensation (other than in the ordinary course of business consistent with past practice) or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of the Company, other than (i) payments of the amounts included in the Management Carve-Out or (ii) as set forth in Section 4.16 of the Company Disclosure Schedule;

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3.5.3 Establish or, except in the ordinary course of business consistent with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Company;

3.5.4 Enter into any contract, agreement or transaction, other than in the ordinary course of business consistent with past practice with unaffiliated third parties;

3.5.5 Declare, pay, make or otherwise effectuate any dividends, distributions, redemptions, equity repurchases or other transactions involving the Company’s capital stock or equity securities; or

3.5.6 (i) Solicit, initiate or encourage the submission of any proposal or offer from any third party relating to any liquidation, dissolution or recapitalization of, merger or consolidation with or into, acquisition or purchase of assets of the Company (other than with respect to the sale of inventory and the purchase and/or replacement of equipment in the ordinary course of business) or of the Company Stock or any equity interest in or similar transaction or business combination involving the Company or (ii) participate in any negotiations regarding, furnish any information with respect to, or assist or participate in, any effort or attempt by any third party to do or seek any of the foregoing; and will immediately notify Trintech, Inc. if any third party attempts to make any proposal to or initiate any discussion or negotiation with any of them concerning any of the foregoing.

3.6 Covenants of Trintech, Inc. and Merger Sub. Prior to the Closing, Trintech, Inc. and Merger Sub shall:

3.6.1 Promptly (once it obtains knowledge thereof) inform the Company in writing of any material variances from the representations and warranties contained in Article V or any breach of any material covenant hereunder by Trintech, Inc. or Merger Sub; and

3.6.2 Cooperate with the Company and use its reasonable commercial efforts to cause the conditions of the Merger to be satisfied, including, without limitation, (a) the execution and delivery of all agreements contemplated hereunder to be so executed and delivered, and (b) the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company hereby represents and warrants to Parent, Trintech, Inc. and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the disclosure schedule delivered by the Company to Parent, Trintech, Inc. and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”).

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4.1 Organization, Power and Authority; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Company is legally qualified to transact business as a foreign corporation in each of the jurisdictions where the failure to so qualify would have an adverse effect in the amount of $10,000 or more on its business or operations, and it is in good standing in each of the jurisdictions in which it is so qualified. The Company does not own, of record or beneficially, any capital stock of or equity interest in, any corporation, partnership, joint venture, association or business entity.

4.2 Capitalization. The capital stock of the Company consists of 60,000,000 shares of Common Stock, no par value, of which 623,959 shares are issued and outstanding, and 44,289,420 shares of preferred stock, no par value, of which:

(i) 1,205,241 shares have been designated “Series A-1 Preferred Stock,” 1,166,955 shares of which are issued and outstanding;

(ii) 1,297,929 shares have been designated “Series A-2 Preferred Stock,” 1,297,918 shares of which are issued and outstanding;

(iii) 1,205,241 shares have been designated “Series A-3 Preferred Stock,” none of which are issued and outstanding;

(iv) 1,297,929 shares have been designated “Series A-4 Preferred Stock,” none of which are issued and outstanding;

(v) 13,141,540 shares have been designated “Series B-1 Preferred Stock,” 12,515,752 shares of which are issued and outstanding;

(vi) 13,141,540 shares have been designated “Series B-2 Preferred Stock,” none of which are issued and outstanding;

(vii) 6,500,000 shares have been designated “Series C-1 Preferred Stock,” 6,249,999 shares of which are issued and outstanding; and

(viii) 6,500,000 shares have been designated “Series C-2 Preferred Stock,” none of which are issued and outstanding.

All of the shares of Company Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the Company Stock, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with

AGREEMENT AND PLAN OF MERGER	PAGE 18

respect to the Company. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock. The Company Shareholders constitute the only holders of all issued and outstanding shares of capital stock of the Company, and the Company Shareholders own such shares free and clear of all liens, restrictions and claims of any kind.

4.3 Records of the Company. The Company has provided Parent with true, accurate and complete copies of the Company’s articles of incorporation and bylaws, each as currently in effect, and such copies reflect all amendments made through the date of this Agreement. The minute books of the Company made available to Parent for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contained the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all material corporate actions of the Company Shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting within the past 10 years. All material corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of the Company, as previously made available to Parent, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company.

4.4 Financial Statements. The Company has previously furnished to Trintech, Inc. the following financial statements of the Company, including the notes pertaining thereto (the “Financial Statements”):

(a) Unaudited balance sheets at December 31, 2007 and December 31, 2006;

(b) Unaudited balance sheet at January 31, 2008 (the “Last Balance Sheet”);

(c) Unaudited statements of income for the years ended December 31, 2007 and December 31, 2006; and

(d) Unaudited statement of income for the 1-month period ended January 31, 2008.

The Financial Statements, which are attached hereto on Schedule 4.4, present fairly and are true, correct and complete statements of the financial position of the Company, in all material respects, at each of the said balance sheet dates and the results of its operations for each of the said periods covered, and they have been prepared in accordance with GAAP consistently applied. The books and records of the Company properly and accurately reflect all transactions, properties, assets and liabilities of the Company. The Company is not aware of changes in GAAP that could materially and adversely affect the Company’s financial condition or results of operations as set forth on the Financial Statements.

4.5 Liabilities. The Company has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except: (i) liabilities set forth on the Last Balance Sheet and

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not heretofore paid or discharged; (ii) to the extent specifically set forth in or incorporated by express reference in any of the schedules hereto; and (iii) liabilities incurred in the ordinary course of business since the date of the Last Balance Sheet.

4.6 Tax Matters. Except as set forth in Section 4.6 of the Company Disclosure Schedule:

4.6.1 The Company has timely filed all tax returns and reports required to be filed by it prior to the date hereof, or has filed appropriate extensions with respect thereto, including all federal, state, local and foreign tax returns, and has paid in full or made adequate provision by the establishment of reserves on the Financial Statements for all taxes and other charges that have become due. Except to the extent of such reserves, if any, all tax returns and reports have been prepared in accordance with applicable laws and accurately reflect the taxable income (or other measure of tax) of the Company. To the best of the Company’s knowledge, there is no tax deficiency proposed or threatened against the Company. There are no tax liens upon any property or assets of the Company. The Company has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty.

4.6.2 All taxes and other assessments and levies the Company was required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental entity or are being held by the Company or properly reserved against by the Company for such payment. All such withholdings and collection and all other payments due in connection therewith as of the date of the Last Balance Sheet are duly reflected on the Last Balance Sheet.

4.6.3 The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.7 Real Estate.

4.7.1 The Company owns no real estate.

4.7.2 Section 4.7 of the Company Disclosure Schedule contains an accurate list of each lease agreement with respect to the Company’s leasehold premises (whether one or more, the “Leases”). The properties leased pursuant to the Leases constitute all of the real property (including employee and customer parking) used by the Company in the twelve months prior to the Closing Date. A true and complete copy of each Lease has been made available to Trintech, Inc. prior to the date hereof. Unless scheduled to terminate by their terms, such Leases are in full force and effect, the Company is not in default or material breach under any Lease and no event has occurred which with the passage of time or the giving of notice or both would cause a material breach of or default under any Lease by Company that has not been waived. To the best of the Company’s knowledge, there is no material breach or default of any Lease by any other party to such Lease that has not been heretofore satisfied or waived.

4.7.3 The Company has valid leasehold interests in the Leases, free and clear of any liens, covenants and easements of any nature whatsoever, except for (i) liens set forth on Section 4.7 of the Company Disclosure Schedule; (ii) liens for real estate taxes not yet due and

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payable; and (iii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and do not detract from the value, or interfere with the present use, of such properties.

4.7.4 Each of the premises covered by the Leases: (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current normal transportation requirements of the Company’s business as presently conducted at such parcel; and (ii) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal sales levels and business activities as conducted at such parcel.

4.7.5 The Company has not received written notice of (i) any condemnation proceeding with respect to any portion of the premises covered by the Leases or any access thereto, and, to the best of the Company’s knowledge, no proceeding is contemplated by any governmental authority; or (ii) any special assessment that is reasonably expected to affect any of the premises covered by the Leases, and, to the best of the Company’s knowledge, no such special assessment is contemplated by any governmental authority.

4.8 Good Title to and Condition of Assets. Other than property or assets it leases, the Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except the encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets, which encumbrances and liens are listed in Section 4.8 of the Company Disclosure Schedule. The Company’s fixed assets currently in use or necessary for normal sales levels are in good operating condition, normal wear and tear excepted. With respect to the property and assets it leases, which property and/or assets are listed in Section 4.8 of the Company Disclosure Schedule, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

4.9 Receivables. All of the Company’s accounts receivable are valid and legally binding, represent bona fide transactions, and arose in the ordinary course of business of the Company. All of the Company’s accounts receivable are good, valid and collectible receivables, and will be collected in full, in accordance with the terms of such receivables, within 90 days after the Closing Date subject to the Company’s reserve for doubtful accounts as of the Closing used in determining Measured Assets.

4.10 Licenses and Permits. The Company possesses all required licenses and governmental or official approvals, permits or authorizations (collectively, the “Permits”) for the business and operations of the Company. All such Permits are valid and in full force and effect, the Company is in substantial compliance with their requirements, and no proceeding is pending or, to the best of the Company’s knowledge, threatened to revoke or amend any of them. Schedule 4.10 contains a complete list of all such Permits. Except as indicated on Schedule 4.10, none of the Permits will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

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4.11 Intellectual Property.

4.11.1 Definitions. As used in this Section 4.11:

“Intellectual Property” means (a) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and other indications of origin, and all domain names and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith in any jurisdiction (collectively, “Marks”); (c) all copyrights and works of authorship (whether copyrightable or not), and all applications, registrations, and renewals in connection therewith in any jurisdiction; (d) all mask works and all applications, registrations, and renewals in connection therewith in any jurisdiction; (e) all Trade Secrets; (f) all owned or licensed Software (including Off-the-Shelf Software); (g) all other intellectual property and/or proprietary rights; and (h) all causes of action for infringement, misappropriation or dilution of any of the foregoing.

“IP Contracts” means license agreements and other contracts and agreements to which the Company is a party (whether as licensor or licensee or otherwise) relating to Intellectual Property, excluding (a) immaterial non-disclosure agreements, confidentiality agreements and the like and (b) non-exclusive licenses of Off-the-Shelf Software.

“IT Assets” means all computer software and hardware owned by the Company and used in its normal day-to-day operations, including Off-the-Shelf Software.

“Off-the-Shelf Software” means commercially available computer software programs licensed non-exclusively under “shrink wrap” or other comparable standard form licenses.

“Registered Intellectual Property” means any Intellectual Property that has been registered, or for which a registration is pending, in any jurisdiction and with any government or any subdivision thereof.

“Software” means all computer software and subsequent versions thereof, including source, object, executable, or binary codes, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Trade Secrets” means know-how, trade secrets, confidential information, customer lists, data, databases, and technical information, to the extent proprietary, and all trade secret and confidentiality rights in, arising out of, or associated with any of the foregoing.

4.11.2 Scheduled Intellectual Property. Schedule 4.11.2 sets forth a true and complete list of all patents and patent applications, all registered and material unregistered Marks, all registered and material unregistered copyrights and mask works, and all other issuances, registrations, applications and the like with respect to those (or any other) Intellectual Property rights, in each case, owned by the Company (the “Scheduled Intellectual Property”),

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indicating in each case the registration or application number (if applicable), jurisdiction and owner thereof. Except as set forth in Schedule 4.11.2, the Company owns all the Scheduled Intellectual Property, free and clear of all liens, claims and encumbrances, except non-exclusive licenses granted in the ordinary course of business. The Scheduled Intellectual Property is not subject to any outstanding order, judgment or decree to which the Company or any of the Company Shareholders is a party or by which the Company or any of the Company Shareholders is otherwise bound, adversely affecting the Company’s use thereof or rights thereto. The Scheduled Intellectual Property is not subject to any outstanding agreement to which the Company or any of the Company Shareholders is a party or by which the Company or any of the Company Shareholders is otherwise bound, which (a) assigns, licenses or transfers any of the Company’s rights in or to the Scheduled Intellectual Property to any person, excluding any non-exclusive licenses granted in the ordinary course of business or (b) licenses or otherwise makes available to any person (other than making available to employees or contractors solely for the benefit of the Company and subject to standard confidentiality obligations) any source code of any Software owned by the Company, other than pursuant to a source code escrow agreement providing only the following circumstances in which such source code will be released: (i) the Company breaches its obligation to provide maintenance and/or support services and fails to cure such breach within a certain period of time after written notice thereof, (ii) the Company stops providing or discontinues maintenance and/or support services, and/or (iii) the Company dissolves, becomes insolvent or subject to insolvency or similar proceedings, or ceases to conduct business in the ordinary course. The Scheduled Intellectual Property does not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses or other intentionally harmful devices or effects that significantly adversely affect the functionality of the Scheduled Intellectual Property, except as disclosed in its documentation. The Scheduled Intellectual Property does not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses or other intentionally harmful devices or effects that are intended to enable or assist any person or entity to access the Scheduled Intellectual Property without authorization. Any representation or warranty regarding Company Shareholders is made to the Company’s knowledge to the extent such representation or warranty relates to Company Shareholders.

4.11.3 Company Intellectual Property. “Company Intellectual Property” means all Intellectual Property that is used, exercised or exploited (“Used”) in any business of the Company. The Company has the right to Use the Company Intellectual Property in the manner that such Company Intellectual Property is currently being Used by the Company. Except as set forth in Schedule 4.11.3, the Company Intellectual Property constitutes all Intellectual Property that is (a) related to the business of the Company and (b) immediately after the Closing, necessary for the Company to conduct and operate the business of the Company as it is now being conducted. Schedule 4.11.5 lists all licenses, sublicenses and other agreements pursuant to which the Company has been authorized to incorporate any third party Intellectual Property in a product, service or Intellectual Property offering of the Company.

4.11.4 No Infringement. Neither the conduct of the business of the Company nor any of the goods or services provided by the Company (whether or not for compensation) has in the past or currently infringes upon, misappropriates or otherwise violates the Intellectual Property of any other person or entity. To the knowledge of the Company, none of the Scheduled Intellectual Property is being infringed upon or violated by any other person or entity in any material respect.

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4.11.5 IP Contracts. Schedule 4.11.5 sets forth all IP Contracts. Except as set forth in Schedule 4.11.5, (a) each IP Contract is, and will continue to be immediately following the Closing, in full force and effect in accordance with its terms, (b) no material default or breach exists, and there has been no event, condition or occurrence that, with the giving of notice or lapse of time, or both, would give rise to or constitute a material breach or default by the Company or, to the knowledge of the Company, by any other person or entity, under any IP Contract, (c) the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, effect or give rise to any license under, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right of the Company under, or a loss of any benefit to which the Company is entitled under, or the imposition of any obligation under, or encumbrance on, any of the IP Contracts, and (d) no IP Contract contains any term that would materially change as a result of the consummation of the transactions contemplated hereby.

4.11.6 No Claims. Except as set forth in Schedule 4.11.6, there is no litigation, opposition, cancellation, proceeding, objection or claim pending or asserted or, to Company’s knowledge, threatened concerning the ownership, validity, registerability, enforceability, infringement or use of any Scheduled Intellectual Property, and to the knowledge of the Company there exists no valid specific basis for any such litigation, opposition, cancellation, proceeding, objection or claim. Except as set forth in Schedule 4.11.6, to the Company’s knowledge, there is no litigation, opposition, cancellation, proceeding, objection or claim pending or asserted or threatened concerning the ownership, validity, registerability, enforceability, infringement or use of any Company Intellectual Property, and, to the knowledge of the Company, there exists no valid specific basis for any such litigation, opposition, cancellation, proceeding, objection or claim.

4.11.7 Registered Intellectual Property. Where and as applicable, the Registered Intellectual Property has been duly registered with, filed in or issued by (as applicable) such filing offices as are identified on Schedule 4.11.7 and such registrations, filings, issuances and other actions remain in full force and effect, and are current and unexpired. The Company is current in its filings of required documents and has paid all taxes, fees, and other financial obligations required to be paid in order to maintain in full force and effect all such items until the date hereof except to the extent the Company has made a reasonable business judgment that any such item is not necessary for the proper and lawful conduct of the business of the Company.

4.11.8 Trade Secrets. The Company has taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets related to the business of the Company except to the extent the Company has made a reasonable business judgment that any such Trade Secret is not necessary for the proper and lawful conduct of the business of the Company. To the knowledge of the Company, such Trade Secrets have not been disclosed by the Company to any person or entity except pursuant to valid and appropriate non-disclosure and/or license agreements, which have not been breached. To Company’s knowledge, no employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of the business of the Company that have

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not been assigned or licensed to the Company. No current or former officer, employee, consultant or independent contractor of the Company or other person or entity that has performed development work for the Company has any right, title or interest in or to any of the Scheduled Intellectual Property.

4.11.9 Employee Agreements. All employees and independent contractors have executed agreements for the benefit of the Company in substantially the form(s) provided to the Parent pursuant to which, among other things, each employee has assigned each of his or her inventions to the Company and a form of which has been provided to the Parent. To Company’s knowledge, no employee’s performance of his or her employment activities violates the Intellectual Property or other rights of any person or entity.

4.11.10 Source Code. The Company has sole possession of the source code for all software (including all versions thereof) owned by it and material to the business of the Company.

4.11.11 IT Assets. To the Company’s knowledge, the IT Assets (other than Scheduled Intellectual Property) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the business of the Company and do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (A) enable or assist any person or entity to access the IT Assets without authorization, or (B) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Company’s knowledge, no person or entity has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recover technology consistent with industry practices.

4.11.12 No Open Source Software. The Company has not incorporated, combined or used any open source software in, as part of, or distributed with the Company’s goods or services such that any goods or services or any proprietary software related to the business of the Company has or, to the extent used, incorporated, combined and distributed in the same manner as done currently by the Company, may become open source.

4.12 Adequacy of the Assets; Relationships with Customers and Suppliers. The Company’s assets constitute, in the aggregate, all of the property reasonably necessary for the conduct of the business of the Company in the manner in which and to the extent to which it is currently being conducted. For the purposes of clarity, the representations and warranties in the foregoing sentence do not relate to Intellectual Property, which is addressed by the representations and warranties in Section 4.11. The Company has not received any written notice prior to the date of this Agreement that:

4.12.1 Any current customer of the Company that accounted for over 1% of the total consolidated revenue of the Company for the year ended December 31, 2007 will terminate its business relationship with the Company; or

4.12.2 Any current supplier to the Company of items important to the conduct of its business, which items cannot likely be provided to the Company by another supplier at

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comparable cost to the Company and the loss of supply of which would have an adverse effect of $50,000 or more on the business or operations of the Company, will terminate its business relationship with the Company.

4.13 Contracts and Agreements with Respect to the Company. Section 4.13 of the Company Disclosure Schedule contains an accurate and complete list of the following contracts and agreements to which the Company is a party (provided that no disclosure is necessary with respect to contracts expressly excluded from the definition of IP Contracts):

(a) Any collective bargaining agreement or contract with any labor union, whether formal or informal;

(b) Any express employment contract between the Company and officer of the Company or any other Company employee or other person on a full-time or part-time basis and/or any severance agreements with any Company officer or employee;

(c) Any contract or agreement to which the Company is a party with a vendor or customer, if the contract or agreement does not expressly eliminate or preclude the Company’s liability for Indirect Damages and it involves $10,000 or more;

(d) Any contract or agreement in which the Company’s financial obligation over the term of the Agreement could reasonably be expected to exceed $100,000.00;

(e) Any agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of its assets;

(f) Any contract under which the Company has advanced or loaned any other person or entity an amount in the aggregate exceeding $10,000;

(g) Agreements with respect to the lending or investing of funds;

(h) License or royalty agreements (excluding licenses or agreements pertaining to “off-the-shelf” software);

(i) Any guaranty of any obligation, other than endorsements made for collection;

(j) Any outstanding powers of attorney executed on behalf of the Company;

(k) Any lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(l) Any contract or group of related contracts with the same party that are currently in effect which by their terms are not terminable by the Company without penalty on 30 days’ or less notice and which involves a Company obligation of more than $25,000;

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(m) Any confidentiality agreement or similar arrangement, other than agreements between the Company and its employees, officers and directors;

(n) Any non-compete or similar contract that prohibits the Company from freely engaging in business anywhere in the world; or

(o) Any other agreement material to the Company whether or not entered into in the ordinary course of business, except for this Agreement or the agreements contemplated hereby, which is not terminable by the Company on 30 days’ or less notice without penalties and involves more than $25,000.

Except as disclosed on the Company Disclosure Schedule, (i) no contract required to be disclosed in Section 4.13 thereof has, to the Company’s knowledge, been materially breached or canceled by the other party and the Company has no knowledge of any anticipated material breach by any other party to any contract set forth in Section 4.13 of the Company Disclosure Schedule, (ii) the Company has performed all the material obligations required to be performed by it as of the date hereof in connection with the contracts required to be disclosed in Section 4.13 of the Company Disclosure Schedule and is not in default under or in material breach of such contracts, and to Company’s knowledge no event has occurred that with the passage of time or the giving of notice or both would result in a default or material breach thereunder, and (iii) to the Company’s knowledge, each contract required to be disclosed in Section 4.13 of the Company Disclosure Schedule is legal, valid, binding, enforceable and in full force and effect.

The Company has made available to the Parent true and correct copies of all written contracts required to be disclosed in Section 4.13 of the Company Disclosure Schedule, in each case together with any amendments, waivers or other changes thereto (all of which are disclosed in Section 4.13 of the Company Disclosure Schedule). Section 4.13 of the Company Disclosure Schedule contains an accurate and complete description of all material terms of all oral contracts referred to therein.

4.14 Litigation. Except as set forth in Section 4.14 of the Company Disclosure Schedule, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its assets, or which question the validity or enforceability of this Agreement or any action contemplated herein. There are no outstanding unsatisfied orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which the Company is or was a party or which apply to any of the Company’s assets.

4.15 Insurance. Section 4.15 of the Company Disclosure Schedule lists and briefly describes each insurance policy maintained by the Company with respect to its properties, assets and business, together with a claims history for the past five years. All premiums and other payments that have become due under the policies of insurance listed in Section 4.15 of the Company Disclosure Schedule have been paid in full, all of such policies are now in full force and effect, and the Company has not received written notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds. Except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company has no

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self-insurance or co-insurance programs, and the reserves set forth on the Last Balance Sheet are adequate to cover all anticipated liabilities with respect to self-insurance or coinsurance programs, if any. Except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company has not received any written notification from any insurer, agent or broker denying or disputing any claim made by the Company or denying or disputing any coverage for any such claim or the amount of any claim. Except as set forth on Section 4.15 of the Company Disclosure Schedule, the Company has no claim currently pending or anticipated against any of its insurers under any of such policies and to the Company’s knowledge there has been no occurrence of any kind that would give rise to any such claim.

4.16 Absence of Certain Developments. Except as set forth in Section 4.16 of the Company Disclosure Schedule, except as expressly contemplated by this Agreement and except as otherwise disclosed under Section 4.11.4 (or expressly exempted from such disclosure by the exclusions to the definition of IP Contracts), since the date of the Last Balance Sheet the Company has not:

(a) Suffered any adverse change in the business, assets or properties of Company or in the financial condition or results of operations of the Company, other than changes occurring in the ordinary course of business consistent with past practice or resulting from business or economic downturns not reasonably in the control of Company (which have not, either alone or in the aggregate had an adverse effect on the business, assets or properties of Company or its financial condition or results of operations in the amount of $50,000 or more) or suffered any theft, significant damage, destruction or casualty to any material assets, whether or not covered by insurance, or suffered any substantial destruction of its books and records;

(b) Redeemed or repurchased, or committed itself to redeem or repurchase, directly or indirectly, any shares of its capital stock or other equity securities or declared, set aside or paid or committed to set aside or pay any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity securities;

(c) Issued, sold or transferred, or committed itself to issue, sell or transfer, any equity securities, any securities convertible or exchangeable into or exercisable for shares of its capital stock, or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or its equity securities;

(d) Incurred or become subject to, or committed itself to incur or become subject to, any material liabilities, except liabilities incurred in the ordinary course of business consistent with past practice;

(e) Subjected or committed to subject any portion of its properties or assets to any lien that will not be discharged as of the Closing;

(f) Sold, leased, assigned or transferred, or committed itself to sell, lease assign or transfer (including, without limitation, transfers to the Company Shareholders, officers and directors) any of its tangible assets (except for sales of inventory in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement), or canceled or committed to cancel without fair consideration any material debts or claims owing to or held by it;

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(g) Sold, assigned, licensed or transferred, or committed itself to sell, assign, license or transfer (including, without limitation, transfers to the Company Shareholders, officers and directors) any proprietary rights owned by, issued to or licensed to it (except for licenses entered into in the ordinary course of business consistent with practice) or to the Company’s knowledge, disclosed or committed to disclose any confidential information (other than pursuant to agreements requiring the recipient of such confidential information to maintain the confidentiality of and preserving all its rights in such confidential information);

(h) Suffered any extraordinary losses or waived or committed to waive any rights under any contract to which the Company is a party which rights were of material value;

(i) Entered into, amended or terminated, any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of business consistent with past practice, or committed itself to do any of the foregoing;

(j) Entered into any other material transaction, or materially changed any business practice, or committed to do so;

(k) Made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant (except in the ordinary course of business consistent with past practice), made or granted any increase in any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement, except as contemplated by this Agreement, or committed itself to do any of the foregoing;

(l) Made any other material change in the employment terms of any of its directors, officers, and employees other than changes made in the ordinary course of business consistent with past practice, or committed itself to do any of the foregoing;

(m) Conducted its cash management customs and practices other than in the ordinary course of business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally), or committed itself to do so;

(n) Made any capital expenditures or commitments for capital expenditures that aggregate in excess of $10,000, outside the ordinary course of business consistent with past practice, or committed itself to do so;

(o) Made any loans or advances to, or guarantees for the benefit of, any person, or committed itself to do any of the foregoing; or

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(p) Made charitable contributions or pledges or paid association fees or dues in excess of $1,000, or committed itself to doing any of the foregoing.

4.17 Compliance with Laws.

4.17.1 The Company is in compliance with all laws, regulations and orders applicable to it. Within the past 5 years, the Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, which failure to comply could reasonably be expected to have an adverse effect on the Company in the amount of $50,000 or more and, to the Company’s knowledge, no proceeding with respect to any such violation is pending.

4.17.2 The Company has not made any payment of funds in connection with its business which payments would be prohibited by law, and no funds have been set aside to be used for any such payment.

4.17.3 The Company is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986 (the “Immigration Act”). With respect to each employee (as defined in 8 C.F.R. 274a.1(f)) of the Company for whom compliance with the Immigration Act by the Company as Employer is required, the Company has an accurate and complete copy of (i) such employee’s Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by the Company pursuant to the Immigration Act. The Company has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or, to Company’s knowledge, threatened against the Company by reason of any actual or alleged failure to comply with the Immigration Act.

4.18 Environmental Matters.

4.18.1 Except as permitted by applicable law, the Company has not transported, stored, handled, treated or disposed of, nor has it allowed or arranged for any third parties to transport, store, handle, treat or dispose of Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such transportation, storage, handling, treatment or disposal in contravention of any laws or regulations. The Company has not stored, handled, treated or disposed of, or allowed or arranged for any third parties to store, handle, treat or dispose of, Hazardous Substances or other waste upon property owned or leased by it, except as permitted by law. For purposes of this Section 4.18, the term “Hazardous Substances” shall mean and include: (i) any “Hazardous Substance,” “Pollutant” or “Contaminant” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., or the regulations promulgated thereunder (“CERCLA”); (ii) any hazardous waste as that term is defined in applicable state or local law; (iii) any substance containing petroleum, as that term is defined in Section 9001(8) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6991(8) or in 40 C.F.R. Section 280.1; or (iv) any other substance for which any governmental entity with jurisdiction over the Company’s leasehold premises requires special handling in its generation, handling, use, collection, storage, treatment or disposal.

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4.18.2 Except as set forth in Section 4.18 of the Company Disclosure Schedule, there has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of any parcel of the Company’s leasehold premises. For purposes of this Section 4.18, the term “Release” shall have the meaning given it in CERCLA.

4.18.3 Except as set forth in Section 4.18 of the Company Disclosure Schedule, the Company does not use, and has not used, any Underground Storage Tanks, and there are not now nor have there ever been any Underground Storage Tanks on the Company’s leasehold premises during the Company’s tenancy. For purposes of this Section 4.18, the term “Underground Storage Tanks” shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

4.18.4 Section 4.18 of the Company Disclosure Schedule identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company or its agents or, to the best of the Company’s knowledge, undertaken by governmental agencies relating to or affecting the Company or any of the Company’s leasehold premises within the past 5 years; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or its agents or, to the best of the Company’s knowledge, undertaken by governmental agencies relating to or affecting the Company or any of the Company’s leasehold premises within the past 5 years; (iii) all written communications in the Company’s possession between the Company and environmental agencies within the past 5 years; and (iv) all citations issued under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) relating to or affecting the Company or any of the Company’s leasehold premises within the past 5 years.

4.19 Labor Relations. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is not pending or, to the Company’s knowledge, threatened any labor dispute, strike or work stoppage that affects or which may affect the business of the Company or may interfere with its continued operation. Neither the Company nor any agent, representative or employee of the Company has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now pending or, to the Company’s knowledge, threatened any charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of the Company during the 24 months prior to the date hereof. The Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company.

4.20 Employee Benefits.

4.20.1 Except as set forth on Section 4.20 of the Company Disclosure Schedule, with respect to current or former employees of the Company, the Company does not maintain or contribute to or have any actual or potential liability with respect to any (i) deferred

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compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements that are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or (iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral. The Company has never contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and the Company never maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). The plans, arrangements, programs and agreements referred to the preceding two sentences are referred to collectively as the “Plans.” The Company does not maintain or contribute to any Plan that provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than so-called “COBRA” benefits in accordance with Section 4980B of the Code or applicable state statute.

4.20.2 The Plans (and related trusts and insurance contracts) set forth in Section 4.20 of the Company Disclosure Schedule comply in form and in operation in all material respects with the requirements of applicable laws and regulations, including ERISA and the Code and the nondiscrimination rules thereof. All contributions, premiums or payments due on or before the Closing Date under each Plan have been paid. Each Plan that is intended to be qualified under section 401(a) of the Code has received from the Internal Revenue Service a favorable determination letter that considers the terms of such Plan.

4.20.3 All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the Plans set forth in Section 4.20 of the Company Disclosure Schedule have been properly and timely filed with the appropriate government agency and distributed to participants to the extent required. The Company has complied in all material respects with the requirements of COBRA.

4.20.4 With respect to each Plan set forth on Section 4.20 of the Company Disclosure Schedule, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Plans, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or to Company’s knowledge threatened, and the Company has no knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

4.20.5 With respect to each of the Plans listed on Section 4.20 of the Company Disclosure Schedule, the Company has furnished to the Parent true and complete copies of (i) the plan documents, summary plan descriptions and summaries of material modifications, (ii) the Form 5500 Annual Report (including all schedules and other attachments for the most recent three years), (iii) all related trust agreements, insurance contracts or other funding agreements that implement such plans and (iv) all contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record keeping agreements.

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4.20.6 The Company has not incurred (except as may have been fully satisfied) and has no reason to expect it will incur, any liability to the Pension Benefit Guaranty Corporation (other than routine premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or any member of its “controlled group” (within the meaning of Code Section 414) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

4.21 Affiliate Transactions. Except as set forth in Section 4.21 of the Company Disclosure Schedule, no officer, director, employee, Company Shareholder or affiliate of any such individual or entity is a party to any agreement, contract, commitment or transaction with the Company or pertaining to the business of the Company or has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company (excluding items of personal property that are personal in nature).

4.22 Officers and Directors; Bank Accounts. Section 4.22 of the Company Disclosure Schedule lists all officers and directors of the Company, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Company.

4.23 Accuracy of Information Furnished by the Company. No representations contained herein or written statements made or furnished by any officer of the Company to the Parent in accordance with this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that with respect to projections contained in the Financial Statements, the Company represents only that such projections were prepared in good faith and that the Company reasonably believes there is a reasonable basis for such projections.

4.24 Execution and Delivery; Effectiveness. The Company has duly executed and delivered this Agreement. This Agreement is valid and binding upon the Company, and is enforceable against it in accordance with it terms (subject to general equitable principles that may limit the availability of equitable remedies, including, but not limited to, the remedies of specific performance, injunctive relief, and the appointment of a receiver). At the Closing, Trintech, Inc. will obtain valid title to the capital stock of the Surviving Corporation, free and clear of any lien, claim or encumbrance.

4.25 Governmental Authorization; Consents. The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority. No consent, approval, waiver or other action by any private party under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which the Company is bound is required for the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

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4.26 Non-Contravention. The execution, delivery and performance by the Company of this Agreement does not and will not (i) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, (ii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company under any agreement, contract or other instrument binding upon the Company or under any license, franchise, permit or other similar authorization held by the Company or (iii) result in the creation or imposition of any lien, charge or other encumbrance on any asset of the Company or on the Company Stock.

4.27 Company Property. To the Company’s knowledge, as of the Closing, the Company Shareholders will not be in possession of any property of the Company (whether real or personal, of whatever nature) other than property in the possession of the Company Shareholders in their capacity as employees or officers of the Company.

4.28 Common Stock and Related Matters. Other than rights of first refusal in favor of the Company, there are no contractual rights of refusal with respect to the sale of the Company Stock hereunder. The Company has not violated, and to the Company’s knowledge the Shareholders have not violated, any applicable federal or state securities laws in connection with the offer or sale of the Company Stock hereunder, and the sale of the Company Stock hereunder does not require registration under the Securities Act of 1933, as amended or any applicable state securities laws.

4.29 Operation and Performance of Scheduled Intellectual Property. The Scheduled Intellectual Property operates and performs in all material respects in accordance with its documentation and functional specifications, if applicable, and otherwise as required in connection with the business of the Company as it is now conducted.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, TRINTECH, INC. AND MERGER

SUB

Parent, Trintech, Inc. and Merger Sub, jointly and severally, hereby represent and warrant to the Company that the statements contained in this Article V are true and correct except as set forth in the disclosure schedule delivered by Trintech, Inc. to the Company concurrently with the execution of this Agreement (the “Trintech Disclosure Schedule”).

5.1 Organization, Power and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws Ireland, and has all requisite corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Trintech, Inc. is a corporation duly organized, validly existing and in good standing under the laws of California, and has all requisite corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Trintech, Inc. has delivered true and correct copies of its Articles of Incorporation and Bylaws to the Company. Such Articles of Incorporation and Bylaws will be in full force and effect as of the Closing without amendment. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of California, and has all requisite corporate power and authority to enter

AGREEMENT AND PLAN OF MERGER	PAGE 34

into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Merger Sub has delivered true and correct copies of its Articles of Incorporation and Bylaws to the Company. Such Articles of Incorporation and Bylaws will be in full force and effect as of the Closing without amendment.

5.2 Due Authorization; Binding Obligation; No Conflicts. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent, Trintech, Inc. and Merger Sub. This Agreement has been duly executed and delivered by Parent, Trintech, Inc. and Merger Sub and is a valid and binding obligation of Parent, Trintech, Inc. and Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) contravene any provision of the Certificate of Incorporation or Bylaws of Parent, or Articles of Incorporation or Bylaws of Trintech, Inc. or Merger Sub; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award that is either applicable to, binding upon or enforceable against Parent, Trintech, Inc. or Merger Sub; or (iii) conflict with, result in any breach of or default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument that is either binding upon or enforceable against Parent, Trintech, Inc. or Merger Sub.

5.3 Litigation. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best of Parent’s and Trintech, Inc.’s knowledge, threatened against or affecting Parent, Trintech, Inc. or Merger Sub. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which Trintech, Inc. is or was a party.

5.4 Compliance with Laws. Parent, Trintech, Inc. and Merger Sub are in compliance in all material respects with all laws, regulations and orders applicable to them. Neither Parent, Trintech, Inc. nor, to its knowledge, any of its affiliates has been cited, fined or otherwise notified in writing of any asserted failure to comply with any laws, including those relating to the issuance and the sale of securities, the violation of which could reasonably be expected to have a Material Adverse Effect on the current and prospective operations and business of Parent or Trintech, Inc. and no proceeding with respect to any such violation is now pending or, to Parent’s or Trintech, Inc.’s knowledge, has been threatened.

5.5 Accuracy of Information Furnished by Parent and Trintech, Inc. No representations contained herein or written statements made or furnished by any officer of Parent, Trintech, Inc. or Merger Sub to the Company in accordance with this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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5.6 Reports and Financial Statements. For at least the past three years, except where failure to have done so did not and would not have a Material Adverse Effect on Parent, Parent has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the SEC (collectively, the “Parent Reports”). Parent has previously furnished copies of the Parent Reports to the Company. As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the Parent Reports complied in all material respects with all the rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as otherwise noted therein) and fairly present (subject, in case of unaudited statements, to normal audit adjustments) the financial position of Parent and its consolidated subsidiaries as of the date thereof and the results of their operations and their cash flows for the periods then ended.

5.7 No Material Adverse Change. Since the date of the latest Parent Reports, there has not occurred with respect to Parent, any material change in its business, prospects, financial condition, or results of operations excluding events that affected the economy or stock markets generally.

ARTICLE VI

CERTAIN ACTIONS AFTER THE CLOSING

6.1 Continued Employment of the Company’s Employees. Immediately after the Closing, Trintech, Inc. will cause the Surviving Corporation to offer continued employment to all Designated Employees then employed by the Company who are and who wish to remain employees of the Surviving Corporation, at the same base salary and in the same position as in effect prior to the Closing.

6.2 Conduct of Business. The Company shall comply in all material respects with the provisions of Section 3.4.5 above.

6.3 Books and Records. Unless otherwise consented to in writing by the Shareholders’ Representative, Trintech, Inc. will not, for a period of seven years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Company without first offering to surrender to the Shareholders’ Representative such books and records or any portion thereof that Trintech, Inc. may intend to dispose of, destroy or alter. Trintech, Inc. will allow the Company Shareholders and their representatives, attorneys and accountants access to such books and records (to the extent they relate to the pre-Closing period), upon reasonable request for access during Trintech, Inc.’s normal business hours and upon execution of a confidentiality agreement, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

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6.4 Collection of Accounts Receivable. To the extent any accounts receivable of the Company that existed on the Closing Date (the “Closing Date Accounts Receivable”) shall remain uncollected at the end of the sixth month following the Closing Date, Trintech, Inc. may, provided Trintech, Inc. used commercially reasonable efforts to collect such accounts, at its option at any time thereafter, assign such uncollected Closing Date Accounts Receivable to the Shareholders’ Representative in exchange for the release to Trintech, Inc. from the Base Escrow Amount included in the Escrow Fund of an amount equal to (a) the aggregate balance on the Closing Date of the Closing Date Accounts Receivable, net of any reserve for doubtful accounts that was taken into account in determining the Measured Assets, minus (b) the aggregate amount collected in respect of all Closing Date Accounts Receivable after the Closing Date. The Shareholders’ Representative, acting on behalf of all Senior Preferred Shareholders, shall cooperate in the release of such funds from escrow. The Shareholders’ Representative shall thereafter be entitled to take such actions as he, she or it, as the case may be, may deem reasonable and appropriate to collect such assigned accounts receivable, provided that without the prior written consent of Trintech, Inc., which shall not be unreasonably withheld, the Shareholders’ Representative shall not take action that could reasonably be expected to damage the Surviving Corporation’s relationship with any of its customers or clients.

6.5 Stock Option Plan. After the Closing Date, Parent shall adopt a stock option plan acceptable to its Board of Directors pursuant to which key personnel of the Surviving Corporation designated by Parent’s Board of Directors shall be granted options to acquire Trintech Stock. The amounts, vesting schedules, and other key terms of such options are set forth opposite the names of such key personnel on Schedule 6.5 hereto.

6.6 Maintenance of Adequate Funds. Parent and Trintech, Inc. will ensure that they and/or Merger Sub will have enough funds available to timely make the disbursements required to be made to the Company Shareholders pursuant to this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 Agreements to Indemnify. As used in this Agreement, the term “Indemnifiable Damages,” when referring to damages for which the Trintech Parties (defined below) are entitled to indemnification hereunder, means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable counsel and paralegal fees and expenses) incurred or suffered by the Trintech Parties to the extent resulting from (i) any breach of any representation or warranty made by the Company in this Agreement; (ii) any violation by the Company of any covenant or agreement made by the Company in this Agreement (unless waived in writing by the Trintech Party making the claim); or (iii) Dissenting Share Payments.

As used in this Agreement, “Indemnifiable Damages,” when referring to damages for which the Shareholder Parties (defined below) are entitled to indemnification hereunder, means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable counsel and paralegal fees and expenses) incurred or suffered by the Shareholder Parties to the extent resulting from (i) any breach by Parent, Trintech, Inc. or Merger Sub of any representation or warranty made by Trintech, Inc. or Merger Sub in this Agreement; or (ii) any violation by Parent, Trintech, Inc. or Merger Sub of any covenant or agreement made by Parent, Trintech, Inc. or Merger Sub in this Agreement (unless waived in writing by the Shareholder Party making the claim).

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Notwithstanding the foregoing, Indemnifiable Damages shall not include Indirect Damages. Furthermore, Indemnifiable Damages shall be net of (i) any recoveries under insurance policies or indemnities from third parties, and/or (ii) any tax benefits that arise in connection with the occurrences of such Indemnifiable Damages.

7.1.1 Indemnification of Trintech, Inc. Each Senior Preferred Shareholder shall protect, defend and indemnify Parent, Trintech, Inc., Merger Sub, the Surviving Corporation, and their respective officers, directors, employees, shareholders, agents, successors and assigns (the “Trintech Parties”) and hold each of them harmless in respect of all Indemnifiable Damages.

7.1.2 Indemnification by Parent. Parent, Trintech, Inc., and Merger Sub shall protect, defend and indemnify the Company Shareholders and their agents, heirs, successors and assigns (collectively, the “Shareholder Parties”) and hold each of them harmless in respect of all Indemnifiable Damages suffered by them.

7.1.3 Survival of Claims. Each of the representations and warranties made by the parties in this Agreement shall survive for a period of 18 months after the Closing Date (the “Survival Period”), notwithstanding any investigation at any time made by or on behalf of any party, and upon the expiration of the Survival Period such representations and warranties shall expire, except that there shall be no limit on the period of survival of claims against an individual or entity that committed fraud or intentional misrepresentation.

No claim for the recovery of Indemnifiable Damages may be asserted by any party against any other party after the Survival Period; provided, however, that notwithstanding anything to the contrary contained in this Agreement, good faith claims for Indemnifiable Damages first asserted in writing by the Indemnified Party to the Indemnifying Party (as defined below) as provided in Section 7.2 within the Survival Period shall not thereafter be barred.

7.1.4 Limitation on Amount of Indemnifiable Damages. Except as provided in Section 7.1.5 below, Trintech Parties may only recover with respect to claims or losses relating to the subject matter of this Agreement from the Senior Preferred Shareholders, and (a) the maximum amount recoverable by the Trintech Parties against a particular Senior Preferred Shareholder in respect to Indemnifiable Damages or any other claims or losses relating to the subject matter of this Agreement shall be limited to such Senior Preferred Shareholder’s pro rata share of the Base Escrow Amount left in the Escrow Account, if any, and (b) to the extent any Trintech Party shall be entitled to recovery of such Indemnifiable Damages, it shall obtain such recovery only from the Base Escrow Amount left in the Escrow Account, if any, in accordance with the terms and provisions of this Agreement and the Escrow Agreement.

7.1.5 Special Situations. Notwithstanding anything to the contrary in this Agreement:

(a) There shall be no monetary limit on claims based on fraud or intentional misrepresentation by any party to this Agreement against an individual or entity that committed such fraud or intentional misrepresentation;

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(b) The liability of a Senior Preferred Shareholder to the Trintech Parties for Indemnifiable Damages in respect of claims based on breach of the representations and warranties contained in Section 4.11 [Intellectual Property] above shall be limited to such Senior Preferred Shareholder’s pro rata portion of the lower of $5,000,000.00 or the Special Cap Amount, and the Trintech Parties shall first seek Indemnifiable Damages, if any, from the Base Escrow Amount; and

(c) If at any time prior to the Interim Escrow Expiration Date there shall have occurred one or more Special Contract Claims and the Base Escrow Amount shall have been exhausted, then the monetary limit on the liability of a Senior Preferred Shareholder to the Trintech Parties in respect of claims for Indemnifiable Damages shall be increased by an amount equal to such Senior Preferred Shareholder’s pro rata share of the lesser of (1) the aggregate amount of the Indirect Damages included in all such Special Contract Claims, (2) the amount of the shortfall in the Base Escrow Amount, or (3) the Additional Escrow Amount.

The Senior Preferred Shareholders shall pay any Indemnifiable Damages in excess of the balance of the Base Escrow Amount (“Excess Indemnifiable Damages”) in accordance with the provisions of this Article VII; provided, however, that if a Senior Preferred Shareholder has timely delivered an Election Notice, it may use ADRs purchased pursuant to such Election Notice, in lieu of cash, to satisfy any such Excess Indemnifiable Damages, in which case such ADRs shall be valued, solely for purposes of this Section 7.1.5, at the higher of (i) the closing price of such ADRs on the NASDAQ National Market System on the last trading day prior to the date of tender of such ADRs or (ii) the price at which such Senior Preferred Shareholder acquired such ADRs.

The term “Special Cap Amount” means the sum of (x) the Cash Consideration, (y) the Base Escrow Amount actually received by the Senior Preferred Shareholders, and (z) the lower of (1) the Additional Escrow Amount or (2) the product of 1,250,000 (subject to stock split, stock dividend, reclassification, or other similar transaction) multiplied by the average closing price of one ADR on the NASDAQ National Market System over the ten last trading days prior to the date the Special Cap Amount is being calculated; provided, however, that if a Senior Preferred Shareholder elects to use ADRs to satisfy a claim for Excess Indemnifiable Damages, as discussed in the preceding paragraph, then in calculating the Special Cap Amount as to that Senior Preferred Shareholder, component (z) of the Special Cap Amount shall be the Additional Escrow Amount.

The term “Special Contract Claim” means a good faith claim for Indemnifiable Damages alleged by one or more Trintech Parties prior to the first anniversary of the Closing Date, in which (a) the claim is based on an alleged breach of contract by the Company prior to the Closing Date, and (b) such Indemnifiable Damages include Indirect Damages.

7.1.6 Basket. Notwithstanding anything to the contrary herein, except in case of fraud or intentional misrepresentation by Shareholder Parties, the Trintech Parties shall not recover any payments under this Article 7 with respect to any Indemnifiable Damages until such

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time as all such Indemnifiable Damages shall aggregate to more than $50,000.00, after which time all Indemnifiable Damages (including damages incurred prior to reaching such $50,000.00 threshold) may be reimbursable from the Escrow Fund. The Trintech Parties shall take all reasonable steps to mitigate all Indemnifiable Damages upon and after becoming aware of any event that could reasonably be expected to give rise to any Indemnifiable Damages.

7.2 Settlement of Claims.

7.2.1 The party or parties seeking indemnification under Section 7.1 (the “Indemnified Party”) shall give written notice (a “Claim Notice”) to the other party or parties, as the case may be, from whom the Indemnified Party is seeking indemnification (the “Indemnifying Party”), after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification and in any event within the period specified in the relevant provision of Section 7.1.3, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party or to the extent such notice is not given during the period specified in Section 7.1.3.

7.2.2 Upon receipt of a Claim Notice, the Indemnifying Party may, but shall not be required to, appoint reputable counsel reasonably acceptable to the Indemnified Party and to assume control of the defense of the action, lawsuit, proceeding, investigation or other claim giving rise to the Claim Notice (subject to the limitations set forth below) at its expense, but only if the Indemnifying Party gives notice of such election to the Indemnified Party within 10 days after receiving the Claim Notice; provided that in the event the Indemnifying Party elects to assume control of such defense, it shall, subject to the limitations specified above:

(a) Be fully responsible for all Indemnifiable Damages relating to such claims and provide full indemnification to the Indemnified Party for all such Indemnifiable Damages relating to such claim;

(b) Unconditionally guarantee the payment in full and performance of any liability or obligation that may arise with respect to such claim or the facts giving rise to such claim for indemnification; and

(c) Furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability; in each case subject to the limitation that if the Indemnified Party is a Trintech Party, then all decisions relating to the obligations of the Indemnifying Party hereunder shall be made by the Shareholders’ Representative, and the indemnification obligation shall be subject to the other provisions of this Agreement limiting the indemnification obligation to the Escrow Fund, with certain exceptions; and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall be responsible for the fees and expenses of counsel retained by the Indemnified Party, if the claim of which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations against the Indemnified Party, or (iii) involves a claim that, upon petition by the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend.

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(d) If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

(e) If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally and irrevocably release the Indemnified Party from all liabilities and obligations with respect to such claim, with prejudice.

7.2.3 The Indemnifying Party shall pay (or, if a Trintech Party is the Indemnified Party, the Shareholders’ Representative shall permit to be paid from the Escrow Fund) to the Indemnified Party in immediately available funds (in U.S. Dollars) promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the parties reasonably agree to the amount and the basis for such claim.

7.3 Use of Escrow Fund for Indemnification Claims by the Trintech Parties. The Trintech Parties shall first set off against and draw from the Escrow Fund any Indemnifiable Damages for which the Trintech Parties are entitled to indemnification under Section 7.1. The amount of Indemnifiable Damages to be set off against the Escrow Fund (the “Set Off Amount”) shall be (a) the full amount of the claim made in the applicable Claim Notice if the Shareholders’ Representative either agreed to such amount or failed to respond to such Claim Notice in writing within 30 business days from the date of such Claim Notice (the “Contest Period”) or (b) if such claim is contested by the Shareholders’ Representative prior to the end of the Contest Period, the amount of the claim that is either agreed to by the parties or the amount of any final, non-appealable judgment on such claim.

7.4 Shareholders’ Representative.

7.4.1 Effective only upon the Effective Time, Shareholder Representative Services, LLC (such entity or person and any successor or successors being the “Shareholders’ Representative”) shall act as the representative of the Company Shareholders, and shall be authorized to act on behalf of the Company Shareholders and to take any and all actions required or permitted to be taken by the Shareholders’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Trintech Party for indemnification pursuant to this Article VII and with respect to any actions to be taken by the Shareholders’ Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the

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exercise of the power to (i) authorize the delivery of cash from the Escrow Account to a Trintech Party in satisfaction of claims by a Trintech Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing). In all matters relating to this Article VII, the Shareholders’ Representative shall be the only party entitled to assert the rights of the Company Shareholders, and the Shareholders’ Representative shall perform all of the obligations of the Company Shareholders hereunder. The Trintech Parties shall be entitled to rely on all statements, representations and decisions of the Shareholders’ Representative. The Shareholders’ Representative is not entitled to amend this Agreement or take any actions relating to this Agreement prior to the Effective Time. The Shareholders’ Representative may resign upon not less than 20 days’ prior written notice to Trintech, Inc. and the Senior Preferred Holders. The Senior Preferred Holders by the vote of a majority-in-interest of the Base Escrow Amount included in the Escrow Fund may remove the Shareholders’ Representative from time to time upon not less than 20 days’ prior written notice to Trintech, Inc. Any vacancy in the position of the Shareholders’ Representative may be filled by the approval of the holders of a majority-in-interest in the Escrow Fund. Any successor Shareholders’ Representative shall acknowledge in writing to Trintech, Inc. his acceptance of his appointment as Shareholders’ Representative.

7.4.2 The Company Shareholders shall be bound by all actions taken by the Shareholders’ Representative in its capacity thereof, except for any action that conflicts with the limitations set forth in Section 7.4.4 below. The Shareholders’ Representative shall at all times act in its capacity as Shareholders’ Representative in a manner that the Shareholders’ Representative believes to be in the best interest of the Senior Preferred Shareholders. Neither the Shareholders’ Representative nor any of its agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement, except in the case of its gross negligence or bad faith. The Shareholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by him, her or it, as the case may be and shall not be liable for any action taken or omitted to be taken based on any such consultation, advice or guidance. The Shareholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement.

7.4.3 Each Company Shareholder on whose behalf cash was contributed to the Escrow Account shall, severally and not jointly, hold harmless and reimburse the Shareholders’ Representative from and against such Company Shareholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative) suffered or incurred by the Shareholders’ Representative (collectively, the “Reimbursable Expenses”) arising out of or resulting from any action taken or omitted to be taken by the Shareholders’ Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Shareholders’ Representative’s gross negligence or bad faith; provided, however, that no such Company Shareholder shall be liable in excess of such Company Shareholder’s pro rata portion of the Aggregate Merger Consideration. The Shareholders’ Representative may withdraw funds from the Shareholders’ Representative

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Escrow Account to pay Reimbursable Expenses. In addition, if the Shareholders’ Representative Escrow Amount has been fully depleted, in the event there are any remaining funds in the Escrow Account to be distributed to shareholders of Company immediately prior to the final distribution from the Escrow Account pursuant to the Escrow Agreement, the Shareholders’ Representative shall be entitled to recover any such expenses from the Escrow Account prior to the distribution of funds to the Company Shareholders. The Shareholders’ Representative shall not be entitled to any compensation for his, her or its services in such capacity other than the amount to be paid to Shareholders’ Representative by the Company at Closing in accordance with the terms of a Shareholder Representative Agreement executed on or about the date hereof or the Closing Date.

7.4.4 Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Shareholders’ Representative is not authorized to, and shall not, accept on behalf of any Company Shareholder any merger consideration to which such Company Shareholder is entitled under this Agreement and the Shareholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Trintech, Inc. now or hereafter owned of record or beneficially by any Company Shareholder unless the Shareholders’ Representative is expressly authorized to do so in a writing signed by such Company Shareholder.

7.4.5 The resolution of indemnification claims made by a Trintech Party pursuant to this Article VII are further governed by the Escrow Agreement.

7.4.6 If a Trintech Party is the party making a claim for indemnification under this Article VII, Trintech, Inc. and the Company shall make available to the Shareholders’ Representative all records (in whatever form) materials, information and employees relating to the claim as may be reasonably requested by the Shareholders’ Representative.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

8.1.1 By mutual written consent of the Company and Trintech, Inc.;

8.1.2 If events have occurred that have made it impossible to satisfy a condition precedent to the terminating party’s obligations to consummate the transactions contemplated hereby unless such terminating party’s willful or knowing breach of this Agreement has caused the condition to be unsatisfied;

8.1.3 Automatically if the Closing has not occurred on or prior to 10 calendar days after the date hereof, unless a party’s willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time, in which case the non-breaching party may elect to extend or terminate this Agreement; or

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8.1.4 By the Company if the aggregate monetary value of all breaches of representations or warranties made by the Company in this Agreement and disclosed to the Company pursuant to Section 3.3.5 above exceeds $100,000.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party to any other party under this Agreement, except that nothing herein shall relieve any party from liability for any knowing and willful breach of this Agreement prior to such termination.

ARTICLE IX

MISCELLANEOUS

9.1 Transaction Expenses. Trintech, Inc. will indemnify and hold the Company Shareholders harmless from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Trintech, Inc. to bring about, or to represent it in, the transactions contemplated hereby. The Company Shareholders will indemnify and hold Trintech, Inc. harmless from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Company or the Company Shareholders to bring about, or to represent any of them in, the transactions contemplated hereby. In addition, each party shall pay their own expenses (including legal and accounting fees) incident to the negotiation and preparation of this Agreement and any other documents prepared in connection therewith, and the consummation of the transactions contemplated herein.

9.2 Amendment and Modification. This Agreement may only be amended, varied or supplemented by an instrument in writing, signed by Parent, Trintech, Inc., Merger Sub, the Company and the Shareholders’ Representative.

9.3 Entire Agreement. This Agreement, including the exhibits, schedules, certificates and other documents and agreements delivered on the date hereof or in connection herewith, contains the entire agreement of the parties hereto with respect to the Merger and the other transactions contemplated herein, and supersedes all prior understandings and agreements (oral or written) of the parties with respect to the subject matter hereof. The parties expressly represent and warrant that in entering into this Agreement they are not relying on any prior representations made by any other party concerning the terms, conditions or effects of this Agreement, which terms, conditions or effects are not expressly set forth herein. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits.

9.4 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be to an article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Time shall be of the essence in this Agreement.

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9.5 Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.6 Notices. Any notice, consent, approval, request, acknowledgment, other communication or information to be given or made hereunder to any of the parties by any other party shall be in writing and either (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, (iii) sent by nationally recognized overnight courier service, or (iv) sent by electronically confirmed facsimile to the fax number listed below:

If to the Company Shareholders or the Company, to the attention of the Shareholders’ Representative at:

With a copy to:

Shareholder Representative Services, LLC	Shareholder Representative Services, LLC
999 18th Street, Suite 1825	555 Bryant Street, Suite 435
Denver, CO 80202	Palo Alto, CA 94301
Attention: Paul Koenig	Attention: Managing Director
Fax: (720) 306-3015	Fax:

If to Parent, Trintech, Inc. or Merger Sub, addressed to:	With a copy to:

Trintech, Inc.	Bill Stone
c/o Trintech Group plc	Scheef & Stone, L.L.P.
South Country Business Park	5956 Sherry Lane, Suite 1400
Leopardstown, Dublin 18	Dallas, Texas 75225
Attention: General Counsel	Fax: (214) 706-4242
Fax: (603) 590-1427

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally or by overnight courier or by facsimile shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would cause any state’s laws, other than the laws of the State of New York, to apply.

9.8 Confidentiality; Publicity. Except as may be required by law, rule or regulation or as otherwise permitted or expressly contemplated herein, none of the Company or its affiliates, agents or representatives shall disclose to any third party the subject matter or terms of this Agreement without the prior consent of Trintech, Inc. In addition, no press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party to this Agreement without the prior approval of the other parties.

AGREEMENT AND PLAN OF MERGER	PAGE 45

9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior consent of the other parties, except that Trintech, Inc. may assign its rights (but if so must also delegate its duties) to any person or entity that is its affiliate, or to any person or entity that acquires all or substantially all of the assets of Trintech, Inc.

9.11 Binding Effect; No Third Party Beneficiaries. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the Shareholders’ Representative, the Company and Parent, Trintech, Inc. and Merger Sub and their respective successors and permitted assigns, and nothing herein expressed or implied shall be construed to give any other person any legal or equitable rights hereunder.

9.12 Negotiation Representations. Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed himself/herself/itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon his/her/its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of his/her/its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s-length negotiations conducted by and among the parties and their counsel.

[SIGNATURE PAGE FOLLOWS]

AGREEMENT AND PLAN OF MERGER	PAGE 46

EXECUTION

IN WITNESS WHEREOF, each of Parent, Trintech, Inc., Merger Sub, the Company and the Shareholders’ Representative has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

TRINTECH GROUP PLC

By:
Name:	John Harte
Title:	EVP

TRINTECH, INC.

By:
Name:	John Harte
Title:	EVP

SPARTA ACQUISITION, INC.

By:
Name:	John Harte
Title:	President

MOVARIS, INC.

By:
Name:
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES, LLC

By:
Name:	W. Paul Koenig
Title:	Manager

AGREEMENT AND PLAN OF MERGER	PAGE 47